EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
LoJack Corporation:
We have issued our reports dated March 11, 2016, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of LoJack Corporation on Form 10-K for the year ended December 31, 2015. We consent to the incorporation by reference of said reports in the Registration Statements of LoJack Corporation on Forms S-8 (File No. 333-43670, File No. 333-111293, File No. 333-151044, File No. 333-160855, and File No. 333-182398).
/s/    Grant Thornton LLP
Boston, Massachusetts
March 11, 2016